EXHIBIT 10.56

WOLFE

AXELROD

WEINBERGER

Investor Relations – Financial Communications – Media Relations

RETAINER AGREEMENT

Proteonomix, Inc. (PROT:PK) ("the Client") engages Wolfe Axelrod Weinberger Associates LLC ("WAW'), as its investor relations firm for a program of financial communications and investor relations.

This agreement is intended to memorialize the duties and responsibilities of the parties with respect to such services and Information (as defined below) concerning the Client.

The terms of the engagement are as follows:

1.

Base Retainer Fee and Other Financial Considerations:

a)

At the rate of $7,500 per month for the initial year of the agreement with the proviso that Proteonomix can elect after three (3) months to terminate the agreement. If the agreement is not terminated after three (3) months then the agreement will be extended an additional nine (9) months.

b)

Additional Compensation -- In addition to the monthly retainer, Client agrees to issue to WAW, following the execution of this Agreement by the parties, 75,000 options exercisable at $5.00, vesting ratably over a 12-month period. The options will be held in escrow and released to Wolfe Axelrod Weinberger Associates on a pro rata basis at the beginning of each month. Should the agreement be terminated after three (3) months, Proteonomix's obligation will be limited to 1/4 of the total options.

2.

Other Fee Matters.

Should the Client require additional financing, WAW has relationships with merchant and investment bankers, private placement professionals and other intermediaries available to the Client for the solicitation of funds. To the extent that Client specifically requests WAW to assist it in procuring such additional financing, then the terms of such retention shall be negotiated at such time. WAW acknowledges that Client currently has, and from time-to-time may continue to enter into financing arrangements with third parties without any involvement by WAW.

3.

WAW Duties.

In its role as investor relations firm for the Client, WAW shall assist the Client with the following activities:

a) Analyze the Client's business and industry, following which a comprehensive fact sheet summarizing the Client's corporate and financial profile will be created and/or revised for distribution to investment professionals and the press. Client shall be responsible for the accuracy of the statement therein and shall hold WAW harmless from and against any claims relating thereto. WAW shall advise and assist the Client in distributing the profile utilizing WAW's relationships, including the Dow Jones wire service and ticker.

b)

Counsel the Client in its overall activities with the financial community through consultation with its management.

c)

Prepare/revise, along with management, presentation materials for meetings with the investment community.

d)

Act as a strategic advisor on issues relating to communications with the investment community.

e)

Establish a mailing list of financial contacts for the benefit of Client, and maintain and update the list. This mailing list shall be utilized by Proteonomix, Inc. at any time during the term of WAW's engagement but shall remain the sole property of WAW. However, any shareholder or other names given to WAW by Proteonomix, Inc. shall remain the sole property of the Client. All names acquired by WAW in the course of its activities for the Client will be supplied to the Client on written request made during the engagement period. WAW represents that any names or contact information provided to WAW by it or its agents or representatives shall not include any individuals that have requested not to be contacted, including, without limitation individuals that have been listed on any state or federal so called "do not call list".

f)

WAW will endeavor to arrange meetings with qualified brokers, money managers, portfolio managers, etc. in regional financial centers such as NYC, CityBoston, CityLos Angeles, CitySan Francisco, CityChicago, CityMinneapolis and CityplacePhiladelphia. In addition, WAW will use its best efforts to arrange to have Client present at appropriate investor conferences.

g)

If requested by the Client, arrange and host investor and shareholder conference calls from time-to-time as the Client may deem appropriate.

h)

WAW shall directly handle all shareholder calls and inquiries on behalf of the Client. WAW shall provide the Client with telephone #'s and e-mail addresses which shareholders can use for purposes of such inquiries.

i)

Provide public relations services for Proteonomix upon request.

4.

Representations and Warranties of WAW.

In performing its duties hereunder, WAW represents that at all times it will be in compliance with applicable laws, rules and regulations, including those of applicable securities acts and the rules and regulations promulgated there under.

5.

Term, Renewal and Early Termination of Engagement.

Term. This Agreement shall commence on June 1, 2010.

The engagement of WAW to perform services hereunder shall continue for a period of one year starting with the commencement date and ending on the last day of the 12th month following such date unless Proteonomix exercises its options to terminate the agreement after three (3) months. The engagement will be renewed every 12 months for successive additional twelve (12) month periods (individually, each being a "Renewal Period") under the terms and conditions of this Agreement unless the Client provides WAW with prior written notice of its intention to terminate the engagement at least 30 days prior to the expiration of the prior term. For each renewal period, the parties shall negotiate in good faith concerning the appropriate annual base retainer fee. Until they reach agreement, the fee due for the prior month shall continue as the monthly fee due to WAW for its services.

6.

Early Termination of Engagement on Notice.

The Client or WAW will have the right to cancel the Agreement under the following conditions and resolutions:

(i)

WAW may resign as an advisor to the Client upon notice to Client at any time when securities of the Client are suspended from trading by order of the Securities and Exchange Commission, by any exchange or market upon which its securities are listed or are delisted by such exchange or market, or if the Client fails to provide to WAW accurate and timely information necessary for WAW to perform its duties hereunder, or if a material breach of this Agreement by Client shall not be timely cured by the Client within at least ten (10) after receipt by Client of written notice of such breach. A resignation by WAW under this paragraph shall terminate the obligation of Client to pay base retainer fees to WAW from and after the effective date of the resignation, but shall not affect the options accruing to WAW or the other rights of WAW hereunder.

(ii)

Either party at any time may terminate WAW's engagement hereunder (a) upon actions by the other party that are fraudulent in nature or (b) for 'cause". For the purposes of this Agreement "cause'' shall be deemed to be a breach of any of the terms of this Agreement or of any representation and warranty contained herein and the failure to cure such a reasonable breach after notice is given, to the extent it is curable. Upon such a termination the obligation of Client to pay base retainer fees to WAW shall terminate immediately. (which shall remain payable by Client in accordance with the terms of this Agreement).

(iii)

Return of Property upon Termination of Engagement. Upon termination of WAW's services under this Agreement, WAW shall return to the Client all tangible personal property owned by the Client and in WAW's possession or control (other than such Information and property that WAW deems in good faith to be necessary to retain for potential or actual litigation or purposes of governmental investigations), conditioned upon receipt of full payment by the Client of all amounts due and owing under this Retainer Agreement and Client's performance of its duties and obligations hereunder.

(iv)

Survival. The provisions of Sections 1, 5, 7, 8, 10 and 11 and Annex A shall survive the expiration or termination of this Agreement or of WAW's engagement to provide services hereunder.

7.

Out-of-Pocket Expenses.

Client shall reimburse WAW for any and all expenses incurred and expenditures made on behalf of the Client during the Term of this engagement. All expenses shall be submitted to the Client with appropriate backup. No mark up will be applied by WAW to any expenses incurred by WAW for the client. These expenses include, but are not limited to, the following:

(i) Travel, telephone, photocopying, postage for releases and postage for inquiries, messenger service, information retrieval service, monitoring advisory service, all production costs for printing releases including the paper, envelopes, folding, insertion, and delivery to the post office.

Notwithstanding the foregoing, no expenses in excess of $500.00 will be incurred by WAW without the prior written approval of the Client.

8.

Termination Expenses.

All unpaid bills must be paid in full at the time of resignation or termination of WAW's duties as an advisor. Resignation or termination shall not relieve the Client of its obligation to pay all amounts accrued prior to such termination and shall not limit WAW or Client, as the case may be, from pursuing other remedies which may be available to it.

9.

Approval.

All stockholder communications, press releases and other materials prepared and disseminated on the Client's behalf by WAW will be subject to the Client's prior approval as to form and content. Client shall be solely responsible for the content, timeliness and accuracy of the information.

10.

Confidentiality: Use of Information.

The Client will furnish (or will use reasonable efforts to cause its counsel and other third parties to furnish) to WAW accurate and complete information as may be necessary or appropriate for purposes of performing services under this Agreement (the "Information"). Client recognizes and confirms that

(i)

WAW assumes no responsibility for the accuracy and completeness of the Information (including information available from generally recognized public sources) and will be using and relying upon the Information (and information available from generally recognized public sources) without assuming responsibility for independent verification or independent evaluation of any of the assets or liabilities (contingent or otherwise), business, prospects or other Information of or relating to the Client or any third party.

(ii)

WAW agrees to preserve the confidentiality of any information disclosed by the Client to WAW, except for such disclosure as may be required by court order, subpoena or other judicial process.

If WAW or any of its representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Information or other materials in its possession, it shall provide the Client with notice of any such request or requirement so that the Client may seek a protective order, confidential treatment or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Client, WAW or any of its representatives may nonetheless, upon the advice of its outside counsel, legally compelled to disclose Information or materials to any tribunal, commission, board, exchange, market or governmental agency or else stand liable for contempt or suffer other censure or financial penalty, WAW or its representative may, without liability hereunder, disclose to such requester the Information or materials which such counsel advises it that WAW is legally required to be disclosed.

11.

Indemnification.

Client and WAW each hereby agree to the indemnification provisions set forth in Annex A which is attached and incorporated by reference in its entirety to this Agreement.

Independent Contractor.

The Client acknowledges that in performing its services, WAW is acting as an independent contractor and not as a fiduciary, agent or otherwise, with duties owing solely to the Client. Client acknowledges that WAW has and will have other clients that may compete with or be adverse to Client in litigation or other matters. Client consent thereto and agrees that WAW may represent or continue to serve such entities during the term of this engagement. WAW has no authority to bind the Client or to make representations or warranties on behalf of the Client.

12.

Legal Recourse.

Any dispute(s) or claim(s) with respect to this Agreement or the performance of any obligations there under, may be brought in a court of competent jurisdiction in the State of placeStateNew York. The Client and WAW, each, irrevocably submits to the jurisdiction of any court of the State of New York located in the City and County of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or relating to this Agreement, the options, the securities mentioned herein or WAW's engagement hereunder. Each of the parties, recognizing the costs and uncertainty of trial by jury hereby waives any right it may have to a trial by jury in respect of any claim brought by or on behalf of either party based upon, arising out of or in connection with this Agreement, the 144 Restricted Shares or WAW's engagement hereunder.

13.

     Miscellaneous.

This Agreement and the Annexes hereto set forth the entire understanding of the parties concerning its subject. It may not be modified, terminated or superseded and no provision may be waived orally. Amendments, termination, superseding agreements and waivers must be in a writing specifically referencing this Agreement if they are to be effective.

This Agreement will be governed by and construed in accordance with the laws of the State of StateNew York applicable to agreements made and to be fully performed therein. Any choice of law rules that might apply any other laws shall not apply.

All rights, liabilities and obligations hereunder will be binding upon and inure to the benefit of Client and WAW, each Indemnified Party (as defined in Annex A) and their respective successors and permitted assigns.

This is a personal services agreement and cannot be assigned or delegated, by either party, without the prior written consent of both parties, which consent shall not be unreasonably withheld, delayed or conditioned. Unauthorized assignments shall be null and void.

14.

Execution.

(i)

Counterparts.

This Agreement may be executed in counterparts and the agreement shall then be construed as a combination of the executed counterparts.

(ii)

Signatures.

This Agreement may be executed through the use of electronic signatures, facsimile transmitted signatures or manual signatures. The use of such signatures shall not be construed as in any manner diminishing the acceptance of the agreement so executed.

WOLFE AXELROD WEINBERGER ASSOC. LLC

BY:

           /s/ Stephen D. Axelrod

Stephen D. Axelrod, Managing Member

Date:

PROTEONOMIX, INC.

BY:

    /s/ Michael Cohen

Michael Cohen, CEO

Date:

ANNEX A
INDEMNIFICATION

This Annex is an integral part of an engagement Agreement with
WOLFE AXELROD WEINBERGER ASSOC. LLC ("WAW').

Each of the Client and WAW (hereinafter, each an "Indemnifying Party") hereby agree to indemnify and hold harmless the other and its affiliates and respective current and former members, directors, officers, employees, agents, principal shareholders and controlling persons (each such person, including WAW and Client, an "Indemnified Party") to the extent fully permitted by law from and against any losses, claims, damages and liabilities, joint or several (collectively, the "Damages"), to which such Indemnified Party may become subject in connection with or otherwise relating to or arising from the Agreement or the performance by WAW of services there under, and will reimburse each Indemnified Party for all reasonable fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as incurred in connection with investigating, preparing, pursuing or defending any threatened or pending claim, action, proceeding or investigation (collectively, the "Proceedings") arising therefrom, whether or not such Indemnified Party is a formal party to such Proceeding. However, no such Indemnifying Party shall be liable to any such Indemnified Party to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

If for any reason other than in accordance with the Agreement, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Indemnifying Party will contribute to the amount paid or payable by an Indemnified Party as a result of such Damages (including all Expenses incurred) in such proportion as is appropriate to reflect the relative benefits to such Indemnifying Party on the one hand, and Indemnified Party on the other hand, in connection with the matters covered by the Agreement or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations.

Neither Client nor WAW shall enter into any waiver, release or settlement of any Proceeding (whether or not any other Indemnified Party is a formal party to such Proceeding) in respect of which indemnification may be sought hereunder without the prior written consent of the other (which consent will not be unreasonably withheld), unless such waiver, release or settlement (i) includes an unconditional release of each Indemnified Party from all liability arising out of such Proceeding and (ii) does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

The indemnity, reimbursement and contribution obligations hereunder will be in addition to any liability which either the Client or WAW may have at common law or otherwise to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Client, WAW or an Indemnified Party. The provisions of this Annex will survive the modification or termination of the Agreement and may not be modified, waived, amended or superseded unless such act is memorialized in a writing signed by the Client and by WAW and each affected Indemnified Party. Oral waivers, amendments, termination or superseding agreements shall be of no effect.